EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We consent to the incorporation by reference in the registration statements (Nos. 333-224868, 333-228426 and 333-233289 on Form S-3, and registration statements (Nos. 333-200610,333-200611, 333-211106, 333-211107, 333-226616 and 333-231314) on Form S-8 of California Resources Corporation (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated February 12, 2020 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 26, 2020